QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.46

November 5, 2002

Mr. Scott Meyer
4 Sandy Hill Rd.
Cherry Hills Village, CO 80110

Dear Scott:

        HealtheTech, Inc. (the "Company") acknowledges receipt of your conditional offer of resignation on the date hereof. This letter describes the separation agreement (the "Agreement") between you and the Company.

        1.    Transition Period.

          (a)    Resignation.    On the date hereof, you hereby resign your position as Vice President, Worldwide Sales and Chief Marketing Officer, and as a full time employee of the Company effective as of December 31, 2002 (the "Resignation Date"); provided however that, commencing on the date hereof and continuing through the Resignation Date (the "Transition Period"), you will not enter into any agreements or make any commitments on behalf of the Company without the prior written approval of Noel Johnson, President and COO, or another executive officer of the Company.

          (b)    Salary.    During the Transition Period, the Company will continue to pay your base salary at the same level that you were receiving as of the date hereof. These salary payments will be made on the Company's regular payroll dates subject to standard withholdings and deductions. Upon the Resignation Date, you will be paid for any accrued and unused vacation earned through the Resignation Date.

          (c)    Benefits.    During the Transition Period, you will be entitled to continue your participation in the Company's employee health insurance, other benefit plans in effect on the date hereof, and continued vesting of your options pursuant to the terms of the respective plans governing these benefits.

        2.    Severance Pay.    Although the Company has no policy or plan requiring the payment of severance, as part of this Agreement and provided you sign and do not revoke this Agreement, the Company will pay you severance in an amount equal to twenty-six (26) weeks of your current base salary, less required withholdings and deductions ("Severance Payment"). The Severance Payment will be paid in a lump sump within ten (10) business days following the execution of the Supplemental Release attached hereto as Exhibit B.

        3.    Health Insurance.    Following the Resignation Date and to the extent permitted by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense and, later, to convert to an individual policy if you wish. Soon after the Resignation Date, you will be provided with a separate notice of your COBRA rights. As part of this Agreement, should you timely elect to obtain insurance coverage pursuant to COBRA, the Company will reimburse you for the cost of your COBRA payments for twenty-six (26) weeks following the Resignation Date.

        4.    Stock Options.    In April, 2002, you were granted an option to purchase 160,000 shares of Common Stock (the "Option") under the Company's 1998 Stock Option Plan (the "Plan"). As of the Resignation Date, the Option will be vested as to 0 shares. Provided you sign, do not revoke, and perform your obligations under this Agreement in full, the Company shall accelerate the vesting period of the Option as to 20,000 shares effective January 1, 2003. Pursuant to the Plan, you will have 90 days following the Resignation Date to exercise any portion of your vested option. Any portion of your vested option that is not exercised will be forfeited. You are advised by the Company to seek independent legal advice with respect to any tax and securities laws regarding your option and any purchase, sale of Company stock you may make.

        5.    Other Compensation or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Resignation Date.

        6.    Expense Reimbursements.    You agree that, within ten (10) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

        7.    Return of Company Property.    On or before the Resignation Date, you agree to identify and return to the Company all Company Documents and other Company Property (as defined herein) in your possession. For purposes of this Agreement, the terms "Company Documents" and "Company Property" shall include, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

        8.    Proprietary Information Obligations.    Both during and after your employment you will refrain from any use or disclosure of the Company's proprietary or confidential information or materials. You hereby acknowledge your continuing obligations under your Employee Confidential Information and Inventions Agreement dated on or about April 2002 (incorporated by reference herein, a form of which is attached hereto as Exhibit A) not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

        9.    Confidentiality.    The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

        10.    Nondisparagement.    You and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

        11.    Release.    In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Colorado Civil Rights Acts; the Equal Pay Act, of 1963, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against the Company in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.

        12.    ADEA WAIVER AND RELEASE.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").

        13.    Supplemental Release.    You agree to sign and return to the Company a supplemental release of claims (the "Supplemental Release"), in the form attached hereto as Exhibit B, on or after the Resignation Date.

        14.    Miscellaneous.    This Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

[Signature Page Follows]

If this Agreement is acceptable to you, please sign below and return the original to me. I wish you every success in your future endeavors.

Sincerely,
HEALTHETECH, INC.

/s/ MICHAEL E. JAROCH
Michael E. Jaroch Vice President, Human Resources

Exhibit A—Form of Proprietary Information and Inventions Agreement
Exhibit B—Supplemental Release

AGREED:

/s/ SCOTT MEYER Scott Meyer

QuickLinks

  Exhibit 10.46